Exhibit 4.2
DEPOSIT AGREEMENT
Dated
July 28, 2010
APACHE CORPORATION
AS ISSUER
and
WELLS FARGO BANK, N.A.
AS DEPOSITARY, REGISTRAR AND TRANSFER AGENT
RELATING TO RECEIPTS, DEPOSITARY SHARES AND RELATED
6.00% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES D

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Table of Contents
(continued)

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Table of Contents
(continued)

		Page
SECTION 7.06	Holders of Receipts Are Parties	30
SECTION 7.07	Governing Law	30
SECTION 7.08	Inspection of Deposit Agreement and Certificate of Designations	31
SECTION 7.09	Headings	31
Exhibit A — Form of Face of Receipt; Form of Reverse of Receipt
Exhibit B — Certificate of Designations

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DEPOSIT AGREEMENT
     DEPOSIT AGREEMENT, dated July 28, 2010, among APACHE CORPORATION, a Delaware corporation, WELLS FARGO BANK, N.A., a national banking association, as Depositary, and all holders from time to time of Receipts (as hereinafter defined) issued hereunder.
WITNESSETH:
     WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares from time to time of the Convertible Preferred Stock (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Convertible Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;
     WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;
     WHEREAS, the terms, conditions, and pricing mechanisms upon conversion of the Convertible Preferred Stock are set forth in the Certificate of Designations attached hereto as Exhibit B; and
     NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:
ARTICLE 1
DEFINITIONS
     The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:
     “Authorized Share Condition” shall have the meaning set forth in the Certificate of Designations and is satisfied as of the date hereof.
     “Board of Directors” shall have the meaning set forth in the Certificate of Designations.
     “Certificate of Designations” shall mean the Certificate of Designations, Preferences and Rights of 6.00% Mandatory Convertible Preferred Stock, Series D that amends the Certificate of Incorporation, adopted by the Board of Directors, establishing and setting forth the rights, preferences and privileges of the Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 28, 2010 and attached hereto as Exhibit B, and as such certificate may be amended or restated from time to time.
     “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, including any certificates of designation, as it may be amended from time to time.

     “close of business” shall mean 5:00 p.m. (New York City time).
     “Common Stock” shall mean the common stock, par value $0.625, of the Company.
     “Company” shall mean Apache Corporation, a Delaware corporation, and its successors.
     “Conversion Date” shall have the meaning set forth in the Certificate of Designations.
     “Conversion Number” shall have the meaning set forth in Section 2.10.
     “Convertible Preferred Stock” shall mean the Company’s 6.00% Mandatory Convertible Preferred Stock, Series D, with no par value, heretofore validly issued, fully paid and nonassessable.
     “Definitive Receipts” has the meaning set forth in SECTION 2.01.
     “Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.
     “Depositary” shall mean Wells Fargo Bank, N.A., or any successor appointed as depositary pursuant to Section 5.04.
     “Depositary Office” shall mean the designated office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 161 North Concord Exchange, South St. Paul MN 55075.
     “Depositary Share” shall mean the security representing a 1/20th fractional interest in a share of Convertible Preferred Stock deposited with the Depositary hereunder, as evidenced by the Receipts issued hereunder.
     “Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.
     “Designated Shares” shall have the meaning set forth in the Certificate of Designations.
     “Dividend Payment Date” shall have the meaning set forth in the Certificate of Designations.
     “Dividend Period” shall have the meaning set forth in the Certificate of Designations.
     “DTC” means The Depository Trust Company.
     “Exchange Property” shall have the meaning set forth in the Certificate of Designations.
     “Fundamental Change Conversion” shall have the meaning set forth in the Certificate of Designations.

     “Fundamental Change Preferred Stock” shall have the meaning set forth in the Certificate of Designations.
     “Global Receipt” has the meaning set forth in Section 2.01.
     “Mandatory Conversion” shall have the meaning set forth in the Certificate of Designations.
     “Mandatory Conversion Date” shall have the meaning set forth in the Certificate of Designations.
     “open of business” shall mean 9:00 a.m. (New York City time).
     “Optional Conversion” shall have the meaning set forth in the Certificate of Designations.
     “Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity, and shall include any successor (by merger or otherwise) of the foregoing.
     “Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.
     “record date” as applied to a Receipt shall mean the date fixed pursuant to Section 4.04.
     “Record holder” or “holder” as applied to a Receipt shall mean the Person in whose name such Receipt is registered on the books maintained by the Depositary for such purpose.
     “Registrar” shall mean Wells Fargo Bank, N.A., or any bank or trust company appointed as successor thereto pursuant to Section 5.04 to register ownership and transfers of Receipts and the deposited Convertible Preferred Stock.
     “Regular Record Date” shall have the meaning set forth in the Certificate of Designations.
     “Reorganization Event” shall have the meaning set forth in the Certificate of Designations.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Transfer Agent” shall mean Wells Fargo Bank, N.A., or any bank or trust company appointed as successor thereto pursuant to Sections 2.02 and 5.04 to transfer the Receipts and the deposited Convertible Preferred Stock.
     “unit of Exchange Property” shall have the meaning set forth in the Certificate of Designations.

ARTICLE 2
FORM OF RECEIPTS, DEPOSIT OF CONVERTIBLE PREFERRED
STOCK, EXECUTION AND DELIVERY, TRANSFER, SURRENDER
OF RECEIPTS
     SECTION 2.01 Rights, Privileges and Preferences; Form and Transferability of Receipts.
     Subject to the terms of this Deposit Agreement, each holder of a Receipt is entitled, proportionately, to all the rights, preferences and privileges of the Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt (including the conversion, dividend, voting, and liquidation rights contained in the Certificate of Designations) and the same proportionate interest in any and all other property received by the Depositary in respect of such Convertible Preferred Stock and held under this Deposit Agreement.
     Except as provided herein, if requested by any holder, definitive Receipts (the “Definitive Receipts”) shall be printed and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of Definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company delivered in compliance with Section 2.02 shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be substantially of the tenor of the Definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine (but which do not affect the rights or duties of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause Definitive Receipts to be prepared without unreasonable delay. After the preparation of Definitive Receipts, the temporary Receipts shall be exchangeable for Definitive Receipts upon surrender of the temporary Receipts at the Depositary Office without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor Definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Convertible Preferred Stock deposited, as Definitive Receipts.
     Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.
     Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.
     Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Depositary Shares may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.
     Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed, or accompanied by a properly executed instrument of transfer, or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or payments with respect to the Convertible Preferred Stock, to exercise any voting, or conversion rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.
     Notwithstanding the foregoing, all Receipts shall initially be issued in global form for book-entry settlement through DTC. The Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect and maintain such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares shall be represented by a single receipt (the “Global Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Global Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Wells Fargo Bank, N.A. or such other entity as is agreed to by DTC may hold the Global Receipt as custodian for DTC. Ownership of beneficial interests in the Global Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such Global Receipt, or (ii) institutions that have accounts with DTC.
     The Global Receipt shall be exchangeable for Definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing. The Company shall provide written notice to the Depositary upon receipt of a notice described in cause (i) or (ii) of the preceding sentence. Until such written notice is received by the Depositary, the Depositary may presume conclusively for all purposes that the events described in clause (i) and (ii) of the first sentence of this paragraph have not occurred. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for Definitive Receipts as the result of an event described in clause (i), or (ii) of the first sentence of this paragraph, then without unnecessary delay, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the Global Receipt, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the Global Receipt Definitive Receipts in physical form evidencing such Depositary Shares.
     Notwithstanding any other provision herein to the contrary, delivery of shares of Convertible Preferred Stock and other property in connection with the withdrawal or conversion of Depositary Shares will be made through DTC and in accordance with its procedures, unless the holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company. Upon any such withdrawal or conversion, if requested by the holder of the relevant Receipt, the Company shall take any action reasonably requested by DTC in order for the securities issuable upon conversion or the withdrawn shares of Convertible Preferred Stock, as the case may be, to be eligible for settlement in DTC’s book-entry system.
     SECTION 2.02 Deposit of Convertible Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.
     Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing 1,265,000 shares of Convertible Preferred Stock, and from time to time the Company may deposit additional certificates registered in the name of the Depositary evidencing shares of Convertible Preferred Stock, in each case properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the Person or Persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Convertible Preferred Stock registered in such names specified in such written order. Upon receipt of the aforementioned 1,265,000 shares of Convertible Preferred Stock (together with any other shares of Convertible Preferred Stock the Company may deliver) and related documentation the Depositary agrees to hold such deposited Convertible Preferred Stock in an account to be established by the Depositary at the Depositary Office or at such other office as the Depositary shall determine.
     If required by the Depositary, Convertible Preferred Stock presented for deposit by the Company at any time, whether or not the register of stockholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or right to subscribe for additional Convertible Preferred Stock or to receive other property that any Person in whose name the Convertible Preferred Stock is or has been registered may thereafter receive upon or in respect of such deposited Convertible Preferred Stock, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.
     Upon receipt by the Depositary of a certificate or certificates for Convertible Preferred Stock deposited hereunder, together with the other documents specified above, and upon registering such Convertible Preferred Stock in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Convertible Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons.
     The Depositary shall execute and deliver such Receipt or Receipts at the Depositary Office, except that, at the request, risk and expense of any Person requesting such delivery, such delivery may be made at such other place as may be designated by such Person. Other than in the case of splits, combinations or other reclassifications affecting the Convertible Preferred Stock, or in the case of dividends or other distributions of Convertible Preferred Stock, if any, there shall be deposited hereunder not more than the number of shares constituting the Convertible Preferred Stock as set forth in the Certificate of Designations, as such may be amended. To the extent that the Company issues shares of Convertible Preferred Stock in excess of the amount set forth in the Certificate of Designations as of the date hereof (which shares have been validly authorized by the Company), the Company shall notify the Depositary of such issuance in writing. Unless and until such notice is received by the Depositary, the Depositary may presume conclusively for all purposes that the number of shares of Convertible Preferred Stock issued by the Company is not in excess of the amount set forth in the Certificate of Designations as of the date hereof.
     The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.
     SECTION 2.03 No Redemption of Convertible Preferred Stock for Cash.
     The Convertible Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Convertible Preferred Stock.
     SECTION 2.04 Registration and Transfer of Receipts.
     The Company hereby appoints the Registrar as the registrar and the Transfer Agent as the transfer agent for the Receipts and the Registrar and Transfer Agent hereby accept such appointments and, as such, each shall register on its books from time to time transfers of Receipts upon any surrender thereof by a holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment by the applicable party of any taxes or charges as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the Person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered. Notwithstanding anything contained in this Deposit Agreement to the contrary, neither the Depositary, the Transfer Agent nor the Registrar shall have any duty or obligation under any section of this Deposit Agreement which requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid.
     SECTION 2.05 Combinations and Split-ups of Receipts.
     Upon surrender of a Receipt or Receipts at the Depositary Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, and the receipt by it of all necessary information and documents, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.
     SECTION 2.06 Surrender of Receipts and Withdrawal of Convertible Preferred Stock.
     Any holder of a Receipt or Receipts may withdraw any number of whole shares of deposited Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares at any time by surrendering such Receipt or Receipts at the Depositary Office or at such other office as the Depositary may designate for such withdrawals. Upon such surrender, upon payment of all taxes and charges in connection with such surrender and withdrawal of Convertible Preferred Stock that are not payable by the Company pursuant to Section 3.05 or 5.07, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such holder, or to the Person or Persons designated by such holder as hereinafter provided, the number of whole shares of such Convertible Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Convertible Preferred Stock will not thereafter be entitled to deposit such Convertible Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Convertible Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Convertible Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Convertible Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If the deposited Convertible Preferred Stock and the money and other property being withdrawn are to be delivered to a Person or Persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Convertible Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Convertible Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.
     The Depositary shall deliver the deposited Convertible Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.
     SECTION 2.07 Limitations on Execution and Delivery, Transfer, Split-up. Combination, Surrender and Exchange of Receipts.
     As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Convertible Preferred Stock being deposited or withdrawn); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange on which the deposited Convertible Preferred Stock, the Depositary Shares or the Receipts may be included for quotation or listing.
     The deposit of Convertible Preferred Stock may be refused, the delivery of Receipts against Convertible Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any other provision of this Deposit Agreement.
     SECTION 2.08 Lost Receipts, etc.
     In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the holder thereof shall have (a) filed with the Depositary a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a protected purchaser and (b) provided an indemnity bond to the Depositary and (c) satisfied any other reasonable requirements imposed by the Depositary.

     SECTION 2.09 Cancellation and Destruction of Surrendered Receipts.
     All Receipts surrendered to the Depositary or any of the Depositary’s Agents shall be cancelled by the Depositary, including Receipts surrendered in connection with any conversion of the Convertible Preferred Stock in accordance with the Certificate of Designations, subject, in the case of conversion, to the right of record holders of such Receipts to receive (a) the distributions in respect of such conversion under Section 4.01 or 4.02 and (b) new Receipts evidencing the Depositary Shares as to which such conversion was not effected under SECTION 2.10 or SECTION 2.11. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled. In addition, following the Mandatory Conversion of outstanding Convertible Preferred Stock pursuant to Section 6 of the Certificate of Designations, all Receipts evidencing Depositary Shares corresponding to the Convertible Preferred Stock so converted shall be deemed cancelled on the relevant Conversion Date, subject to the right of record holders of such Receipts to receive (a) the distributions in respect of such conversion under Section 4.01 or 4.02 and (b) new Receipts evidencing the Depositary Shares as to which such Mandatory Conversion was not effected under SECTION 2.11.
     SECTION 2.10 Conversion at the Option of Holders after Satisfaction of Authorized Share Condition.
     Subject to the terms and conditions of this Deposit Agreement, provided that the Authorized Share Condition is satisfied, the record holder of any Receipt may, at any time that Convertible Preferred Stock may be converted pursuant to Section 7 or 8 of the Certificate of Designations, surrender such Receipt at the Depositary Office or such other office as the Depositary may from time to time designate for such purpose together with a notice of conversion properly completed and duly executed and a proper assignment of such Receipt to the Company or the Transfer Agent or in blank to the Depositary or any of the Depositary’s Agents, thereby instructing the Depositary to cause the conversion of a specified number (the “Conversion Number”) of whole shares of Convertible Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the applicable provisions in the Certificate of Designations, (as confirmed in writing by the Company) and specifying the name in which such holder desires the shares of Common Stock or units of Exchange Property issuable upon conversion to be registered and specifying payment instructions.
     The Depositary shall be deemed to have no knowledge of the Conversion Number unless and until it shall have actually received written notice thereof from the Company, and shall have no duty or obligation to investigate or inquire as to whether any Conversion Number contained in any such written notice is accurate, or whether it complies with the Certificate of Designations. If specified by the holder in such notice of conversion that shares of Common Stock or other securities issuable upon conversion of the Depositary Shares shall be issued to a Person other than the holder surrendering the Receipt for the Depositary Shares being converted, then the holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock or other securities so issued that are not payable by the Company pursuant to the Certificate of Designations or Section 3.05. In addition, the holder shall provide any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent for the Convertible Preferred Stock, if necessary, to effect the conversion.
     Upon fulfillment of the requirements in the foregoing paragraph, the Depositary is hereby authorized and instructed to, and shall, as promptly as practicable, (a) give written notice to the Transfer Agent for the Convertible Preferred Stock of (i) the Conversion Number (as specified in writing by the Company), (ii) the number of shares of Common Stock or units of Exchange Property to be delivered upon conversion of such Conversion Number of shares of Convertible Preferred Stock (each as specified in writing by the Company), (iii) the amount of immediately available funds (as specified in writing by the Company), if any, to be delivered to the holder of such Receipts in payment of any fractional shares of Common Stock or other securities otherwise issuable and (iv) the amount of cash or other property (as specified in writing by the Company), if any, to be delivered to the holder of such Receipts in respect of accrued and unpaid dividends payable by the Company upon conversion of such shares of Convertible Preferred Stock pursuant to the Certificate of Designations, (b) cancel Receipts or, if a Registrar for Receipts (other than the Depositary) shall have been appointed, cause such Registrar to cancel such Receipt, and (c) surrender to the Transfer Agent for the Convertible Preferred Stock or any other authorized agent of the Company for conversion in accordance with the Certificate of Designations (as specified in writing by the Company) certificates for the Convertible Preferred Stock represented by Depositary Shares as evidenced by such Receipt, together with delivery to the Company or the appropriate agent of the Company (pursuant to written instructions from the Company) any other information or payment required by the Certificate of Designations (as specified in writing by the Company) for such conversion, and such certificates shall thereupon be canceled by the Transfer Agent or other authorized agent. The Depositary shall have no duty or obligation to investigate or inquire as to whether the Company provided it with the correct number of shares of Common Stock or units of Exchange Property to be delivered upon any conversion, or the correct amount of funds, cash or other property to be delivered in payment of any fractional shares of Common Stock or other securities otherwise issuable or in respect of accrued and unpaid dividends payable by the Company upon any conversion, and the Depositary may rely conclusively on any such information provided by the Company.
     As promptly as practicable after the Transfer Agent or other authorized agent of the Company has received such certificates from the Depositary, (a) the Company shall cause to be furnished to the Depositary (i) a certificate or certificates evidencing such number of shares of Common Stock or securities included in the Exchange Property, as the case may be, to be delivered upon conversion of the Conversion Number of shares of Convertible Preferred Stock and to be delivered in respect of accrued and unpaid dividends payable by the Company upon conversion of such shares of Convertible Preferred Stock pursuant to the Certificate of Designations, if any, (ii) such amount of immediately available funds, if any, to be delivered in respect of accrued and unpaid dividends payable by the Company upon conversion of such shares of Convertible Preferred Stock pursuant to the Certificate of Designations, and (iii) such amount of immediately available funds, if any, to be delivered in lieu of receiving fractional shares and any other property included in the Exchange Property, in each case as specified in a written notice from the Company and (b) the Depositary is hereby authorized and instructed to, and shall, deliver at the Depositary Office, (i) a certificate or certificates evidencing the sum of (x) the number of shares of Common Stock into which the Convertible Preferred Stock represented by Depositary Shares as evidenced by such Receipt has been converted and (y) the number of shares of Common Stock or securities included in the Exchange Property, as the case may be, payable by the Company upon such conversion on account of accrued and unpaid dividends pursuant to the Certificate of Designations to the extent (if any) that the Company has elected to pay such accrued and unpaid dividends in shares of Common Stock, in each case as specified in writing by the Company and which has been provided by the Company, (ii) any other property included in the Exchange Property (as specified in writing by the Company and which has been provided by the Company) and (iii) an amount of cash equal to the sum of (x) the amount of cash payable by the Company upon such conversion on account of accrued and unpaid dividends pursuant to the Certificate of Designations to the extent (if any) that the Company has elected to pay such dividends in cash and (y) the amount of cash payable by the Company in lieu of delivering fractional shares of Common Stock or other securities pursuant to Section 10 of the Certificate of Designations, in each case as specified in writing by the Company and which has been provided by the Company.
     If the holder surrenders a Receipt in connection with a conversion of Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designations and the applicable Conversion Date occurs during the period from the close of business on a Regular Record Date for any declared dividend to the open of business on the immediately following Dividend Payment Date, such holder shall remit to the Depositary with such Receipt, for payment to the Company, an amount of funds equal to the dividend for the then-current Dividend Period with respect to such shares of Convertible Preferred Stock computed and paid as set forth in the Certificate of Designations, to the extent required thereunder. The Depositary shall have no duty or obligation to investigate or inquire whether Receipts representing shares of Convertible Preferred Stock are surrendered for conversion between the close of business on a Regular Record Date and the open of business on the immediately following Dividend Payment Date, or whether the amount of funds, if any, submitted by the holder of the Receipts is equal to the dividend payable on the related Convertible Preferred Stock on such Dividend Payment Date or whether such amount was computed and paid as set forth in the Certificate of Designations.
     In the event that a holder of a surrendered Receipt elects to convert less than all Depositary Shares evidenced by such Receipt under this Section 2.10, upon such conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such holder thereof, at the expense of the Company, a new Receipt evidencing the Depositary Shares as to which such conversion was not effected.
     Delivery of shares of Common Stock and other property following a conversion pursuant to this Section 2.10 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary Office, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any holder surrendering Receipts, and for the account of such holder, to such place designated in writing by such holder.
     SECTION 2.11 Conversion prior to Satisfaction of Authorized Share Condition.

     Subject to the terms and conditions of this Deposit Agreement, if the Authorized Share Condition has not been satisfied on the relevant Conversion Date but the Company has sufficient Designated Shares to convert all shares of Convertible Preferred Stock tendered for conversion on such date in accordance with the applicable provisions in the Certificate of Designations, then any conversion of Convertible Preferred Stock represented by the Depositary Shares shall be effected in accordance with SECTION 2.09 and SECTION 2.10, as applicable.
     If the Authorized Share Condition has not been satisfied on the relevant Conversion Date and the Company does not have sufficient Designated Shares to convert all shares of Convertible Preferred Stock tendered for conversion on such date in accordance with the applicable provisions in the Certificate of Designations, then notwithstanding the forgoing, the Depositary, at the instruction of the Company, shall select, for each record holder of a Receipt, Depositary Shares to be converted in such amounts as are, as nearly as practicable, in proportion to the Conversion Number specified by each such holder (or in the case of a Mandatory Conversion, the number of outstanding Depositary Shares held by each such holder). If such conversion on a pro rata basis is not practical or cannot be implemented under DTC’s then-existing procedures, the Depositary, at the instruction of the Company, shall select the Depositary Shares to be converted (in whole shares) by lot or by another method it considers fair and appropriate so long as such method is not prohibited by the rules of any stock exchange or quotation system on which the Depositary Shares may then be traded or quoted. Any conversion of Depositary Shares selected by the Depository shall be effected, as closely as practicable, in accordance with the procedures set forth in SECTION 2.09 and SECTION 2.10, as applicable.
     In the event that less than all Depositary Shares evidenced by such Receipt are selected for conversion by the Depositary upon a Mandatory Conversion or Optional Conversion, upon such conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such holder thereof, at the expense of the Company, a new Receipt evidencing the Depositary Shares as to which such conversion was not effected.
     In the event that less than all Depositary Shares evidenced by such Receipt are selected for conversion by the Depositary upon a Fundamental Change Conversion, the Depositary shall, if requested in writing and provided with all necessary information and documents, authenticate, countersign and deliver to such holder thereof, at the expense of the Company, either a certificate representing shares of Fundamental Change Preferred Stock in proportion to the liquidation preference of the Depositary Shares as to which such conversion was not effected or a new Receipt evidencing a new series of depositary shares representing such shares of Fundamental Change Preferred Stock.
     SECTION 2.12 Fractional Shares.
     No fractional shares of Common Stock or any other security will be issued to a holder of the Depositary Shares upon conversion or as a result of any distribution pursuant to SECTION 2.10, SECTION 2.11 or Section 4.02. If more than one share of Convertible Preferred Stock represented by Depositary Shares as evidenced by Receipts held by the same holder shall be surrendered for conversion or entitled to a distribution pursuant to Section 4.02 at one time, the number of full shares of Common Stock or other security issuable upon conversion thereof or upon the relevant distribution, as applicable, shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered or entitled to such distribution. Whenever a payment in lieu of fractional shares is to be made by the Depositary, the Company shall (i) promptly prepare and deliver to the Depositary a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient cash to the Depositary in the form of fully collected funds to make such payments. The Depositary shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment in lieu of fractional shares under any Section of this Deposit Agreement relating to the payment of fractional shares unless and until the Depositary shall have received such a certificate and sufficient cash. If the amount of cash required to be distributed by the Depositary in lieu of fractional shares exceeds the amount of cash received by the Depositary in lieu of fractional shares pursuant to Section 11 of the Certificate of Designations, then the Depositary, any of the Depositary’s Agents or any other entity as so instructed in writing by the Company, on behalf of all holders of Receipts entitled to fractional shares shall, as soon as practicable after the distribution date, sell the minimum number of such shares on the open market such that each such record holder will be entitled to receive, in lieu of a fractional share, an amount in cash, rounded to the nearest cent, equal to such record holder’s proportionate interest in the net proceeds from such sale. The Depositary shall have no duty or obligation to investigate or inquire whether the amounts of funds paid by the Company to the Depositary for the benefit of any holder in connection with such a conversion are correct.
     SECTION 2.13 No Pre-Release.
     The Depositary shall not deliver any deposited Convertible Preferred Stock represented by Depositary Shares evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the Convertible Preferred Stock corresponding to Depositary Shares evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not evidence Depositary Shares representing Convertible Preferred Stock deposited with the Depositary, subject to the rights of holders to receive distributions upon conversion of the deposited Convertible Preferred Stock pursuant to Section 4.01 or 4.02.
ARTICLE 3
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY
     SECTION 3.01 Filing Proofs, Certificates and Other Information.
     Any Person presenting Convertible Preferred Stock for deposit or any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer or exchange of any Receipt, the withdrawal of the deposited Convertible

Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed.
     SECTION 3.02 Payment of Fees and Expenses.
     Holders of Receipts shall be obligated upon any transfer of Receipts or withdrawal of deposited Convertible Preferred Stock to provide evidence satisfactory to the Depositary that any applicable taxes or other charges not payable by the Company pursuant to Section 3.05 have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Convertible Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Convertible Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such taxes or other charges, the holders remaining liable for any deficiency.
     SECTION 3.03 Representations and Warranties as to Convertible Preferred Stock.
     In the case of the initial deposit of the Convertible Preferred Stock hereunder, the Company represents and warrants that such Convertible Preferred Stock and each certificate therefor are validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Convertible Preferred Stock and the issuance of Receipts.
     SECTION 3.04 Representation and Warranty as to Receipts and Depositary Shares.
     The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/20th fractional interest in a share of deposited Convertible Preferred Stock. Such representation and warranty shall survive the deposit of the Convertible Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.
     SECTION 3.05 Taxes.
     The Company will pay any and all stock transfer, documentary, stamp and similar taxes and charges that may be payable in respect of any issuance or delivery of Depositary Shares or shares of Convertible Preferred Stock, Common Stock or other securities issued on account of Depositary Shares or certificates representing such shares or securities. The Company will not, however, be required to pay any such tax or charge that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, Depositary Shares, shares of Common Stock or other securities in a name other than that in which the Depositary Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or charge or has established, to the satisfaction of the Company and the Depositary , that such tax or charge has been paid or is not payable.
     SECTION 3.06 Listing.
     The Company hereby covenants and agrees that it will apply to list the Depositary Shares on the New York Stock Exchange and it expects the trading on the New York Stock Exchange to begin within five days of the date hereof. In addition, upon such listing, the Company hereby covenants and agrees that it will use reasonable best efforts to keep the Depositary Shares listed on the New York Stock Exchange.
ARTICLE 4
THE CONVERTIBLE PREFERRED STOCK; NOTICES
     SECTION 4.01 Cash Distributions.
     Whenever the Depositary shall receive (i) any cash dividend or other cash distribution on the deposited Convertible Preferred Stock (other than any cash distribution in respect of accrued and unpaid dividends on account of any conversion of the Convertible Preferred Stock pursuant to Section 6, 7 or 8 of the Certificate of Designations), (as specified in writing by the Company) the Depositary shall, subject to Section 3.02, distribute on the date it receives such dividend or distribution or as soon as practicable thereafter to record holders of Receipts as of the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders or (ii) any cash distribution in respect of accrued and unpaid dividends on account any conversion of the deposited Convertible Preferred Stock pursuant to Section 6, 7 or 8 of the Certificate of Designations, (as specified in writing by the Company), the Depositary shall, subject to Section 3.02, distribute on the date that it receives such distribution or as soon as practicable thereafter to holders of Receipts as of the applicable Conversion Date such amounts of such cash distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares entitled to receive such distribution evidenced by the Receipts held by such holders; provided, however, in either case, that in case the Company or the Depositary shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Convertible Preferred Stock represented by the Receipts held by any holder an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. The Depositary, however, shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered holders entitled thereto and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to record holders of such Receipts. Each holder of a Receipt shall provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8EXP, Form W-8IMY, Form W8ECI or another applicable Form W-8) or Form W-9

(which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence the Internal Revenue Code of 1986 as amended, may require withholding by the Depositary of a portion of any of the distribution to be made hereunder.
     SECTION 4.02 Distributions Other Than Cash.
     Whenever the Depositary shall receive any distribution other than cash on the deposited Convertible Preferred Stock (other than any such distribution in connection with any conversion of the Convertible Preferred Stock pursuant to Section 6, 7 or 8 of the Certificate of Designations, as specified in writing by the Company, including on account of accrued and unpaid dividends), the Depositary shall, subject to Section 3.02, distribute on the date it receives such distribution or as soon as practicable thereafter to record holders of Receipts as of the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. Whenever the Depositary shall receive any distribution other than cash on the deposited Convertible Preferred Stock in connection with any conversion of the Convertible Preferred Stock pursuant to Section 6, 7 or 8 of the Certificate of Designations (as specified in writing by the Company), including on account of accrued and unpaid dividends, the Depositary shall, subject to Section 3.02, distribute on the date it receives such distribution or as soon as practicable thereafter, to record holders of Receipts as of the applicable Conversion Date such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares entitled to receive such distribution evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. The Person or Persons entitled to receive any Common Stock issuable upon any conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date.
     Delivery of shares of Common Stock and other property pursuant to this Section 4.02 may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. If such delivery is to be made otherwise than at the Depositary Office, such delivery shall be made, as hereinafter provided, without unreasonable delay, at the risk of any holder surrendering Receipts, and for the account of such holder, to such place designated in writing by such holder.
     SECTION 4.03 Subscription Rights, Preferences or Privileges.
     If the Company shall at any time offer or cause to be offered to the Persons in whose names deposited Convertible Preferred Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and provided with an opinion of counsel that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered and that if Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The Company covenants that it will not offer or cause to be offered any such rights, preferences or privileges unless it is able to provide such an opinion of counsel; provided that this provision is solely for the benefit of the holders and does not constitute a waiver of any rights that the holders may have under the Certificate of Incorporation, applicable law or otherwise. The net proceeds of any such sale shall, subject to Section 3.01 and Section 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.
     If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.
     If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary of such requirement and to use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

     The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until it has received such notification.
     SECTION 4.04 Notice of Dividends; Fixing of Record Date for Holders of Receipts.
     Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Convertible Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of such Convertible Preferred Stock are entitled to vote or of which holders of such Convertible Preferred Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Convertible Preferred Stock) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to vote at such meeting.
     SECTION 4.05 Voting Rights.
     Upon receipt from the Company of notice of any meeting at which the holders of deposited Convertible Preferred Stock are entitled to vote (including matters submitted to holders of the Common Stock as set forth in the Certificate of Designations), the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Convertible Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of the holders of Receipts on such record date, (which shall be the same date as the record date fixed by the Company with respect to the Convertible Preferred Stock), the Depositary shall insofar as practicable vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Convertible Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. To the extent any such instructions request the voting of a fractional interest of a share of deposited Convertible Preferred Stock, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Convertible Preferred Stock or cause such Convertible Preferred Stock to be voted in accordance with the instructions received by the Depositary. In the absence of specific instructions from the holder of a Receipt, the Depositary will not vote the shares of Convertible Preferred Stock that are represented by the Depositary Shares evidenced by such Receipt.

     SECTION 4.06 Changes Affecting Convertible Preferred Stock and Reorganization Events.
     Upon any change in liquidation preference, par or stated value, split-up, combination or any other reclassification of the Convertible Preferred Stock, any Reorganization Event or any exchange of the Convertible Preferred Stock for cash, securities or other property, the Depositary shall, upon the written instructions of the Company setting forth any of the following adjustments, (i) reflect such adjustments in the Depositary’s books and records in (a) the fraction of an interest represented by one Depositary Share in one share of Convertible Preferred Stock and (b) the ratio of the conversion rate per Depositary Share to the conversion rate of a share of Convertible Preferred Stock as may be required by or as is consistent with the provisions of the Certificate of Designations to fully reflect the effects of such change in liquidation preference, par or stated value, split-up, combination or other reclassification of Convertible Preferred Stock, of such Reorganization Event or of such exchange and (ii) subject to the last sentence of this Section 4.06, treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Convertible Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Convertible Preferred Stock. In any such case the Depositary may, upon the receipt of written request of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Notwithstanding the foregoing, the Common Stock or other Exchange Property issuable upon conversion of the Convertible Preferred Stock pursuant to Section 5, 6 or 7 of the Certification of Designations (or their successors) shall not be treated as new deposited property under this Deposit Agreement and instead the provisions in Section 2.10 and Section 4.02 shall apply.
     SECTION 4.07 Inspection of Reports.
     The Depositary shall make available for inspection by holders of Receipts at the Depositary Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Convertible Preferred Stock and made generally available to the holders of the Convertible Preferred Stock. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the holders of Receipts as provided in Section 5.05.
     SECTION 4.08 Lists of Receipt Holders.
     Promptly upon request from time to time by the Company, the Registrar shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all Persons in whose names Receipts are registered on the books of the Registrar.
     SECTION 4.09 Withholding.

     Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other charge which the Depositary is obligated by law to withhold, the Depositary may dispose of, by public or private sale, all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depositary determines that such distribution of property is subject to withholding tax only with respect to some but not all holders of Receipts, the Depositary will use its best efforts (i) to sell only that portion of such property distributable to such holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other holders of Receipts to receive such distribution in property.
ARTICLE 5
THE DEPOSITARY AND THE COMPANY
     SECTION 5.01 Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar.
     The Depositary shall maintain at the Depositary Office facilities for the execution and delivery, transfer, surrender and exchange, split-up and combination of Receipts and deposit and withdrawal of Convertible Preferred Stock and at the offices of any of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up and combination of Receipts and deposit and withdrawal of Convertible Preferred Stock, all in accordance with the provisions of this Deposit Agreement.
     The Registrar shall keep books at the Depositary Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts as provided by applicable law. The Company may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.
     If the Receipts or the Depositary Shares evidenced thereby or the Convertible Preferred Stock represented by such Depositary Shares shall be listed on the New York Stock Exchange, Inc. or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Company. If the Receipts, such Depositary Shares or such Convertible Preferred Stock are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender and exchange of such Receipts, such Depositary Shares or such Convertible Preferred Stock as may be required by law or applicable stock exchange regulations.

     SECTION 5.02 Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company.
     None of the Depositary, any of the Depositary’s Agents, the Registrar, the Transfer Agent or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, any of the Depositary’s Agents, the Registrar or Transfer Agent, by reason of any provision, present or future, of the Certificate of Incorporation or, in the case of the Company, the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar, by reason of any acts of God, fire, war, terrorism, floods, strikes, civil or military disorder, work stoppage, accident, electrical outages, equipment or transmission failure, failure or malfunction of any utilities, means of communication or computer (software or hardware) services, the unavailability of the Federal Reserve Bank, or other circumstance beyond the control of the relevant party, the Depositary, any of the Depositary’s Agents, the Transfer Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any of the Depositary’s Agents, the Transfer Agent, the Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.
     SECTION 5.03 Obligations of the Depositary, the Depositary’s Agents and the Registrar.
     Neither the Depositary nor any of the Depositary’s Agents nor the Transfer Agent or the Registrar assumes any obligation or shall be subject to any liability under this Deposit Agreement to holders of Receipts, the Company or any other Person or entity other than for its bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any of the Depositary’s Agents nor the Transfer Agent or the Registrar shall be liable for any special, indirect, incidental, consequential, punitive or exemplary losses or damages, of any kind whatsoever, to any Person, including but not limited to, lost profits, even if such Person alleged to be liable has knowledge of the possibility of such damages or been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar under this Deposit Agreement shall be limited to the amount of annual fees paid by the Company to such Person.
     None of the Depositary, any of the Depositary’s Agents, the Registrar or Transfer Agent shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Convertible Preferred Stock, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

     None of the Depositary, any of Depositary’s Agents, the Registrar or Transfer Agent shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any Person presenting Convertible Preferred Stock for deposit or any holder of a Receipt. The Depositary, any of the Depositary’s Agents, the Registrar and the Transfer Agent may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.06 in connection with any action so taken.
     The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Convertible Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and the Registrar and the Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or the Registrar or the Transfer Agent.
     The Depositary, its parents, affiliates or subsidiaries, any of the Depositary’s Agents, the Registrar or the Transfer Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, the Depositary’s Agent, the Registrar or the Transfer Agent hereunder. The Depositary, any of the Depositary’s Agents, the Registrar or the Transfer Agent may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.
     It is intended that neither the Depositary nor any of the Depositary’s Agents shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any of the Depositary’s Agents are acting only in a ministerial capacity as Depositary for the deposited Convertible Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.
     Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any of the Depositary’s Agents makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Convertible Preferred Stock, the Depositary Shares, the Receipts

(except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.
     The Company agrees that it has registered the deposited Convertible Preferred Stock and the Depositary Shares in accordance with the applicable securities laws.
     In the event the Depositary, any of the Depositary’s Agents, the Registrar or the Transfer Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, such Person shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and such Person shall be fully protected and shall incur no liability to any Person from refraining from or for taking such action, absent bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) such Person receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of such Person.
     Whenever in the performance of its duties under this Deposit Agreement, the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or Assistant Secretary of the Company and delivered to the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar and the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
     Neither the Depositary, any of the Depositary’s Agents, the Transfer Agent nor the Registrar will be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Convertible Preferred Stock or Depositary Shares.
     Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designations shall affect the rights, duties, obligations or immunities of the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar hereunder.

     The Depositary, the Transfer Agent and the Registrar hereunder:
          (i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;
          (ii) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;
          (iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary, the Transfer Agent or the Registrar determines to take any legal or other action hereunder, and, where the taking of such action might in such Person’s judgment subject or expose it to any expense or liability, it shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;
          (iv) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;
          (v) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to the Depositary’s, the Transfer Agent’s or the Registrar’s actions as depositary, transfer agent or registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Company;
          (vi) may consult counsel satisfactory to it (who may be an employee of the Depositary, the Transfer Agent or the Registrar), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in accordance with the advice of such counsel;
          (vii) shall not be called upon at any time to advise any Person with respect to the Depositary Shares or Receipts;
          (viii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the Depositary Shares or Receipts; and
          (ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to its own) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.
     The obligations of the Company set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or any of the Depositary’s Agents or the termination of this Deposit Agreement.

     SECTION 5.04 Resignation and Removal of the Depositary; Appointment of Successor Depositary.
     The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.
     The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the holders of Receipts.
     In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be (i) a Person having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000 and that is not an affiliate of the Company, or (ii) an affiliate of such a Person. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Convertible Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor Depositary shall promptly mail notice of its appointment to the record holders of all outstanding Receipts.
     Any corporation or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or other entity to which all or a substantial part of the assets of the Depositary may be transferred, shall be the successor Depositary without the execution or filing of any document or any further act. Such successor Depositary may execute the Receipts either in the name of the predecessor Depositary or in the name of the successor Depositary.
     The provisions of this Section 5.04 as they apply to the Depositary apply to the Registrar and the Transfer Agent, as if specifically enumerated herein.
     SECTION 5.05 Notices, Reports and Documents.
     The Company agrees that it will deliver to the Depositary, and the Depositary, if requested in writing by the Company and provided with all necessary information and documents, agrees that it will, promptly after receipt of such notice, transmit to the record holders of Receipts, in each case at the address recorded in the books of the Depositary, the Transfer Agent or the Registrar, copies of all notices and reports generally made available by the Company to holders of the Convertible Preferred Stock and not otherwise made publicly available. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company.
     SECTION 5.06 Indemnification by the Company.
     The Company shall indemnify the Depositary, any of the Depositary’s Agents, the Transfer Agent and the Registrar against, and hold each of them harmless from, any loss, liability, damage, cost or expense (including the costs and expenses of defending itself) which may arise out of (i) acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts (a) by the Depositary, the Transfer Agent or the Registrar or any of their respective agents (including any of the Depositary’s Agents), except for any liability arising out of bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the respective parts of any such Person or Persons, or (b) by the Company or any of its agents, or (ii) the offer, sale or registration of the Receipts or shares of Stock pursuant to the provisions hereof. The obligations of the Company set forth in this Section 5.06 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Agent of Depositary or termination of this Deposit Agreement. In no event shall the Depositary have any right of set off or counterclaim against the Depositary Shares or the Convertible Preferred Stock.
     SECTION 5.07 Fees, Charges and Expenses.
     No charges and expenses of the Depositary or any of the Depositary’s Agents hereunder shall be payable by any Person, except as provided in this Section 5.07. The Company shall pay all transfer and other taxes and charges arising solely from the existence of this Deposit Agreement. The Company shall also pay all fees and expenses of the Depositary in connection with the initial deposit of the Convertible Preferred Stock and the initial issuance of the Depositary Shares evidenced by the Receipts and all withdrawals of the Convertible Preferred Stock by holders of Receipts. All other fees and expenses of the Depositary and any of the Depositary’s Agents hereunder and of the Registrar or the Transfer Agent (including, in each case, fees and expenses of counsel) incurred in the preparation, negotiation, delivery, amendment, administration, modification, waiver, performance, enforcement and execution of this Deposit Agreement and incident to the performance of their respective obligations hereunder will be paid by the Company as previously agreed between the Depositary and the Company. The Depositary (and if applicable, the Transfer Agent and the Registrar) shall present its statement for fees and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may agree.

ARTICLE 6
AMENDMENT AND TERMINATION
     SECTION 6.01 Amendment.
     The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of the Depositary, the Registrar or the Transfer Agent that are payable by the Company) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Convertible Preferred Stock pursuant to the Certificate of Incorporation shall be effective unless such amendment shall have been approved by the holders of Receipts evidencing at least 66 2/3% in voting power of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.06 and Section 2.07 and Article III, of any holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Convertible Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.
     SECTION 6.02 Termination.
     This Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Depositary if the holders of Receipts evidencing a majority of the Depositary Shares then outstanding consent to such termination, whereupon the Depositary shall deliver or make available to each holder of a Receipt, upon surrender of the Receipt held by such holder, such number of whole or fractional shares of deposited Convertible Preferred Stock as are represented by the Depositary Shares evidenced by such Receipt, together with any other property held by the Depositary in respect of such Receipt. This Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been converted in accordance with the provisions hereof (including the distribution pursuant to Section 4.01 or Section 4.02 of all Common Stock, Exchange Property or cash received by the Depositary in respect of the related conversion of Convertible Preferred Stock to which the holders of Receipts are entitled) or (ii) there shall have been made a final distribution in respect of the deposited Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto.
     Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any of the Depositary’s Agents, the Transfer Agent or the Registrar under Section 5.06 and Section 5.07.

ARTICLE 7
MISCELLANEOUS
     SECTION 7.01 Counterparts.
     This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.
     SECTION 7.02 Exclusive Benefits of Parties.
     This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever.
     SECTION 7.03 Invalidity of Provisions.
     In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Transfer Agent or the Registrar, such Person shall be entitled to resign immediately.
     SECTION 7.04 Notices.
     Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission confirmed by letter, addressed to the Company at:
Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, TX 77056
Attention: Matthew W. Dundrea
Facscimile: 713-296-6458
email: matt.dundrea@apachecorp.com
with a copy to :
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Attention: John R. Brantley
Facsimile: 713-221-2112
email: john.brantley@bgllp.com

or at any other address of which the Company shall have notified the Depositary in writing.
     Any notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or telecopier confirmed by letter, addressed to the Depositary:
Wells Fargo Bank, N.A.
161 North Concord Exchange
South St. Paul MN 55075
Facsimile: 651-450-4078
Attention: Apache Account Manager
     Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, recognized next-day courier service or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary provided that any record holder may direct the Depositary to deliver notices to such record holder at an alternate address or in a specific manner that is reasonably requested by such record holder in a written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.
     Delivery of a notice sent by mail shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile message) is deposited, postage prepaid, in a post office letter box, or in the case of a next-day courier service, when deposited with such courier, courier fees prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter as aforesaid.
     SECTION 7.05 Depositary’s Agents.
     The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.
     SECTION 7.06 Holders of Receipts Are Parties.
     The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof to the same extent as though such Person executed this Deposit Agreement.
     SECTION 7.07 Governing Law.

     This Deposit Agreement and the Receipts and all rights, claims, controversies and disputes arising under or relating to this Deposit Agreement or the Receipts shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed in said State, without regard to conflicts of laws principles thereof.
     SECTION 7.08 Inspection of Deposit Agreement and Certificate of Designations.
     Copies of this Deposit Agreement and the Certificate of Designations shall be filed with the Depositary and any of the Depositary’s Agents and shall be open to inspection during business hours at the Depositary Office by any holder of any Receipt.
     SECTION 7.09 Headings.
     The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

     IN WITNESS WHEREOF, Apache Corporation and Wells Fargo Bank, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

APACHE CORPORATION
By:	/s/ Roger B. Plank
	Name:	Roger B. Plank
	Title:	President (Principal Financial Officer)

WELLS FARGO BANK, N.A., as Depositary, Registrar and Transfer Agent
By:	/s/ Jennifer L. Leno
Authorized Signatory

[Signature Page to Deposit Agreement]

Exhibit A
FORM OF FACE OF RECEIPT
     [THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH LAWS.]
     [IF GLOBAL RECEIPT IS ISSUED: UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]
     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

1

Certificate Number_______	[Initial] Number of Depositary Shares_______
APACHE CORPORATION
RECEIPT FOR DEPOSITARY SHARES
Each Representing 1/20th of a Share of
6.00% Mandatory Convertible Preferred Stock, Series D
(with no par value)
(liquidation preference $1,000 per share)
     Wells Fargo Bank, N.A., as Depositary (the “Depositary”), hereby certifies that___________________is the registered owner of [_______] [the number shown on Schedule I hereto of] Depositary Shares (“Depositary Shares”), each Depositary Share representing 1/20th of one share of 6.00% Mandatory Convertible Preferred Stock, Series D, with no par value and liquidation preference of $1,000 per share (the “Stock”), of Apache Corporation, a Delaware corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated July 28, 2010 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

Dated:

[Countersigned:		Wells Fargo Bank, N.A., as Depositary

By:	]	By:
Authorized Signatory

2

[FORM OF REVERSE OF RECEIPT]
     The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenant in common	UNIF GIFT MIN ACT — _________
Custodian _________
(Cust) (Minor)

TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right of survivorship and not as tenants in common	(State)
Additional abbreviations may also be used though not in the above list.
ASSIGNMENT
For value received,                                          hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS
INCLUDING POSTAL ZIP CODE OF ASSIGNEE

_______________ Depositary Shares represented by the within Receipt, and do hereby irrevocably constitute and appoint
_______________ Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.
SIGNATURE GUARANTEED
NOTICE: The signature(s) must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

3

Schedule I1
Apache Corporation
Receipt for Depositary Shares,
Each Representing a 1/20th Interest in
6.00% Mandatory Convertible Preferred Stock, Series D
Certificate Number: [          ]
The number of Depositary Shares initially represented by this Global Receipt shall be [      ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of Depositary Shares evidenced by this Global Receipt in the table set forth below:

Number of
Amount of Decrease	Amount of Increase	Depositary Shares
in Number of	in Number of	Represented by this	Signature of
Depositary Shares	Depositary Shares	Global Receipt	Authorized Officer
Evidenced by this	Evidenced by this	following Decrease	of Transfer Agent
Global Receipt	Global Receipt	or Increase	and Registrar

[1]	Attach Schedule I only to Global Receipt.

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Exhibit B
Certificate of Designations
[ATTACHED]

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